                                                                    Exhibit 23.1



                    Report on Financial Statement Schedule
                      and Consent of Independent Auditors
                      -----------------------------------

The Board of Directors and Stockholders
Hello Direct, Inc.

The audits referred to in our report dated January 24, 1997, included the related financial statement schedule as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement on Form S-8 of Hello Direct, Inc. of our report dated January 24, 1997, relating to the balance sheets of Hello Direct, Inc. as of December 31, 1996, and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, and the related financial statement schedule, which report appears in this December 31, 1996, annual report on Form 10-K of Hello Direct, Inc.



/s/ KPMG Peat Marwick LLP

San Jose, California
March 24, 1997